Exhibit 10.3
Covenant Transportation Group, Inc.
2009 Named Executive Officer Bonus Program

    In March 31, 2009, the Compensation Committee of the Board of Directors approved performance-based bonus opportunities under which each of our Chief Executive Officer, Chief Financial Officer, and our three other must highly compensated executive officers (collectively, the "Named Executive Officers") is eligible to receive a bonus of up to 75% of his 2009 base salary (prior to any forfeiture under the 2009 Voluntary Incentive Opportunity) based upon our achievement of certain performance targets (the "2009 Bonus Plan").  Each Named Executive Officer may choose to receive up to 100% of the bonus in Class A common stock under the Incentive Plan. While under the 2008 Bonus Plan each Named Executive Officer was required to accept at least 25% of his bonus for 2008, if any, in the form of Class A common stock under the Incentive Plan, under the 2009 Bonus Plan there is no such requirement based on the adoption of the 2009 Voluntary Incentive Opportunity and related salary reductions.  As in 2008, the percentage of salary assigned to each Named Executive Officer is based on the Compensation Committee's evaluation of (i) the magnitude of each Named Executive Officer's ability to impact corporate performance based on the executive's responsibilities at the time the targets were set, (ii) the composition of each Named Executive Officer's total compensation package, and (iii) our long-term financial goals.

    In connection with the 2009 performance-based bonus opportunities described above, the Compensation Committee set performance targets for each Named Executive Officer (other than Messrs. Tony Smith and Jim Brower, whose performance targets are provided below) related to us having consolidated operating income of $26,515,000 and a consolidated operating ratio of 95.3% for 2009.  As with the performance targets for 2008, the Compensation Committee also created specific parameters for awarding bonuses within certain incremental ranges of achievement of the performance targets, subject to upward or downward adjustment in defined circumstances.  The applicable percentage of the achieved performance target is then multiplied by the Named Executive Officer's target bonus (50% of the Named Executive Officer's 2009 base salary prior to any forfeiture under the 2009 Voluntary Incentive Opportunity) to determine the Named Executive Officer's bonus.  The following table sets forth a summary of the incremental levels of achievement of the performance targets and the related percentage of the potential bonus associated with such achievement.

2009 Incremental Ranges of Performance Targets (Consolidated)
Consolidated Operating Income ($) (000s)	Consolidated Operating Ratio (%)	% of Bonus Opportunity Paid as Bonus (%)
17,951	96.8	50.0
22,289	96.0	75.0
26,515	95.3	100.0
29,333	95.3	125.0
32,150	95.3	150.0

    For Mr. Smith, the Compensation Committee set performance targets, of which 20% (versus 10% in 2008)  were related to the consolidated performance targets set forth above and 80% (versus 90% in 2008) were related to SRT having operating income of $9,398,000 and an operating ratio of 92% for 2009.  The portion of the pay-out performance based on consolidated performance was increased over 2008 to incentivize Mr. Smith to maximize results for the consolidated group, while still rewarding Mr. Smith for the individual results of SRT.  As with the performance targets for the other Named Executive Officers, the Compensation Committee also created specific parameters for awarding a bonus to Mr. Smith within certain incremental ranges of achievement of the performance targets, subject to upward or downward adjustment in defined circumstances.  The following table sets forth, with respect to Mr. Smith, a summary of the incremental levels of achievement of the performance targets and the related percentage of the potential bonus associated with such achievement.

2009 Incremental Ranges of Performance Targets (SRT)
SRT Operating Income ($) (000s)	SRT Operating Ratio (%)	% of Bonus Opportunity Paid as Bonus (%)
7,613	93.5	50.0
8,517	92.8	75.0
9,398	92.0	100.0
9,986	92.0	125.0
10,573	92.0	150.0

    For Mr. Brower, the Compensation Committee set performance targets, of which 20% (versus 10% in 2008) were related to the consolidated performance targets set forth above and 80% (versus 90% in 2008) were related to Star having operating income of $3,407,000 and an operating ratio of 94% for 2009.  The portion of the pay-out performance based on consolidated performance was increased over 2008 to incentivize Mr. Brower to maximize results for the consolidated group, while still rewarding Mr. Brower for the individual results of Star.  As with the performance targets for the other Named Executive Officers, the Compensation Committee also created specific parameters for awarding a bonus to Mr. Brower within certain incremental ranges of achievement of the performance targets, subject to upward or downward adjustment in defined circumstances.  The following table sets forth, with respect to Mr. Brower, a summary of the incremental levels of achievement of the performance targets and the related percentage of the potential bonus associated with such achievement.

2009 Incremental Ranges of Performance Targets (Star)
Star Operating Income ($) (000s)	Star Operating Ratio (%)	% of Bonus Opportunity Paid as Bonus (%)
2,544	95.5	50.0
2,981	94.8	75.0
3,407	94.0	100.0
3,691	94.0	125.0
3,974	94.0	150.0

    The Compensation Committee believes that the performance targets represent aggressive, yet achievable goals for the Named Executive Officers to earn 100% of the eligible bonus amount.

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